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                                                                       EXHIBIT 1

Date : March 17, 2000


BEIJING HOLDINGS LIMITED


IMPORTANT NOTICE:       This letter sets out the terms and conditions upon which
                        our bank would provide term loan facility to you. You are advised to read and understand the terms and conditions before accepting the facilities.

Dear Sirs,

RE:    TERM LOAN FACILITY UP TO AN EXTENT OF USD2,500,000.00
       --------------------------------------------------------

We are pleased to offer you the captioned Banking Facility ("the Facility") on the following terms and conditions.

1.    Borrower               : Beijing Holdings Limited.

2.    Lender                 : Bank of China, Hong Kong Branch.

3.    Facility               : Term Loan up to the extent of USD2,500,000.00.

4.    Purpose                : To finance the Borrower for acquisition of shares
                               of Tramford International Limited.

5.    Availability Period    : Three (3) months from the date of this letter
                               having been duly countersigned by the Borrower, or the date on which the Facility is fully drawn or cancelled, whichever is the earlier.

6.    Drawdown               : Subject to the due fulfillment and observance of
                               all conditions precedent contained in Clause 13 and other procedures from time to time required to be fulfilled, advances under the Facility shall be made by way of drawdowns


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                               against Drawdown notices received by the Lender
                               at least Three Business Days (which shall mean a day on which commercial banks in Hong Kong are open for business but excluding Saturdays), prior to the relevant drawdown dates during the Availability Period duly signed by the authorized signatories of the Borrower.

7.    Final Maturity Date    : Three (3) years from the end of the Availability
                               Period or the date on which the Facility is fully drawn or cancelled, whichever is the earlier.

8.    Interest               : (a) Interest on the Facility will be charged at
                                   Two percent (2%) per annum over London
                                   Interbank Offered Rate (LIBOR) for a Interest Period of three months as quoted on the Reuters Screen LIBO Page two days in which banks in London and Hong Kong are open for business prior to drawdown, following the market practice in taking the arithmetic mean of such quotations and rounded upwards to the nearest 1/16 of one percent. If for any reason whatsoever, LIBOR is not available or it does not reflect the cost to the Lender of funding the Facility or the Lender is unable to obtain deposits to fund the Facility, interest for the Facility shall be charged at Two percent (2%) per annum over the Lender's cost of fund for the Facility.

                               (b) Interest will accrue from day to day and be
                                   calculated on the basis of the actual number of days elapsed and a 360-day year.

                               (c) All interest periods shall be of three months
                                   and accrued interest shall be paid at the end of each interest period (Interest Payment
                                   Date) and if not so paid shall be capitalized as principal advance and bear interest at the same rate. Notwithstanding the foregoing provision, no interest period shall extend beyond the Availability Period and if any interest period would extend beyond such period, it shall end at the end of the Availability Period.


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                               (d) The first Interest Payment Date of the last
                                   drawdown shall end on the same day as the current Interest Payment Date of the previous drawdown. Thereafter, all Interest Payment Dates shall be co-terminus and all drawdowns shall be treated as one loan.

                               (e) In the event if any interest period shall
                                   end on a day not being a Business Day, it shall end on the immediately succeeding Business Day; and if it shall fall unto another calendar month, on the immediately preceding Business Day.

                               (f) At the sole and absolute discretion of the
                                   Lender, due but unpaid interest may be
                                   capitalized as principal advance which itself bears interest at the rate as aforesaid.

9.    Default Interest       : (a) Time shall be of the essence of any payment/
                                   repayment to be made by the Borrower. Any payment/repayment required to be made hereunder which is not made when due shall bear default interest, payable in the currency of such payment. Such default interest shall accrue and be calculated from the date when the relevant payment was due to the date of its final payment in full, on a day to day basis, at the rate certified by the Lender's officers as being 6% per annum over the Lender's prevailing prime rate for United States Dollars (the "Prime Rate") as quoted by the Lender from time to time or the Lender's cost of fund, whichever is higher, subject to fluctuation provided that the Lender may vary the basis of calculation of such rate upon 30 days' prior notice displayed or posted in the Lender's banking halls.

                               (b) In addition to the default interest mentioned
                                   above, the Lender reserves the right to
                                   charge the Borrower an administration fee of HKD200.00 whenever the Borrower fails to make any instalment payment on its due


                                      -3-
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                                   date, in order to cover the administrative
                                   costs incurred by the Lender as a result of such failure.

10.   Repayment              : (a) All amounts borrowed under this Facility
                                   shall be repaid in full on the Final
                                   Maturity Date (Repayment Date).

                               (b) In the event if the Repayment Date shall end
                                   on a day not being a Business Day, it shall end on the immediately succeeding Business Day; and if it shall end unto another calendar month, on the immediately preceding Business Day.

11.   Prepayment             : (a) The Borrower may prepay all or any part of
                                   the Facility on any Repayment Date in
                                   minimum amount of USD500,000.00 or any
                                   higher integral multiples of USD100,000.00 provided that seven (7) days' prior written notice shall have been given to the Lender.

                               (b) Such prepayment of principal shall include
                                   all interest accrued thereon and shall not be reborrowed.

                               (c) A prepayment  fee of 0.25% flat on the amount
                                   prepaid shall be paid by the Borrower on the date of prepayment.

12.   Payment without
      Deduction              : All payments made by the Borrower to the Lender
                               are to be made in the currency of the Facility in immediately available funds without set-off or counter-claim and free and clear of and without withholding or deduction for any and all present or future taxes, duties or other charges.

13.   Conditions
      Precedent              : The Facility will be available for drawing when
                               the Lender has received the following documents in form and content to its satisfaction:

                               (a) The signed copy of the duplicate of this
                                   letter together with Board


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                                   Resolutions indicating the Borrower's
                                   acceptance of the Facility on terms and
                                   conditions set out in this letter.

                               (b) A Deed of Charge Over Securities confirming a
                                   first fixed charge of 3,523,306 shares of Tramford International Limited duly executed by the Borrower's authorized officer(s) together with Board Resolutions .

                               (c) Original duly stamped bought and sold note of
                                   the shares as mentioned in Clause 13(b)
                                   above.

                               (d) An instrument of transfer of the shares
                                   as mentioned in Clause 13(b) above duly
                                   signed by the Borrower's authorized
                                   officer(s).

                               (e) Written legal opinion issued by our USA
                                   counsel.

14.   Other Conditions       : (a) No material change is allowed in the existing
                                   registered or ultimate beneficial
                                   shareholding of the Borrower without prior written consent of the Lender.

                               (b) All necessary corporate resolutions required
                                   to be passed by the Borrower and on the part of the Borrower's shareholders, directors and officers to authorize this letter and its execution and performance have been properly passed in accordance with the laws of Hong Kong SAR and the Borrower's Memorandum and Articles of Association and this letter constitutes legal, valid and binding obligations on the Borrower's part.

                               Otherwise, no further advances is allowed and all amounts outstanding under the Facility shall immediately become due and payable.

15.   Representations
      and Warranties         : The Borrower hereby makes the following
                               representations and warranties to the Lender:


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                               (a) The Borrower is a company incorporated with
                                   limited liability under the laws of Hong Kong SAR;

                               (b) The Borrower has the corporate power and
                                   authority and the legal capacity to perform and observe its obligations hereunder;

                               (c) The obtaining of the Facility and/or the
                                   borrowing hereunder and/or the acceptance of this letter has been (or when signed will have been) duly authorized by all necessary action of the Borrower under all applicable laws and regulations to which the Borrower is subject. The terms and conditions contained in this letter constitute (or when signed will constitute) valid and legally binding obligations of the Borrower in accordance with its terms;

                               (d) The Borrower is not in default in the payment
                                   of any principal of or interest on any
                                   indebtedness for borrowed money and is not in breach of or in default under any other provision of any indenture, deed of trusts, agreement or other instrument to which it is a party and under or subject to which any such indebtedness for borrowed money has been issued and is outstanding and no event, condition or act which with the giving of notice or lapse of time, or both, would constitute an event of default under any such indenture, deed of trust, agreement or other instrument has occurred or is continuing which has not been properly waived or remedied thereunder;

                               (e) No litigation, arbitration or administrative
                                   proceeding before or of any court, tribunal arbitrator or governmental authority is presently taking place, pending or to its knowledge (having made all reasonable enquiries) threatened against the Borrower, or any of its properties or assets, which could result in a material adverse change in the business, assets or condition of the Borrower;


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                               (f) The above representations and warranties
                                   shall continue in full force and effect by reference to the facts and circumstances then existing whilst any part of the advances under the Facility remains outstanding and shall be repeated, where not inapplicable, on each drawing of the Facility.

16.   Affirmative
      Undertakings           : The Borrower undertakes with the Lender that it
                               will:

                               (a) Promptly on becoming aware of the occurrence
                                   of any Events of Default or prospective
                                   Events of Default or any other events or circumstances which might materially and/or adversely affect the Borrower's operations, prospects, business or condition (financial or otherwise) or the Borrower's ability to perform its obligations under this letter or other security document(s) notify the Lender of the same;

                               (b) Promptly and duly pay or cause to be paid all
                                   taxes, duties and other governmental charges imposed upon the Borrower;

                               (c) Promptly supply or procure to be supplied to
                                   the Lender annually the accounts (where
                                   appropriate, audited accounts) of the
                                   Borrower prepared according to
                                   internationally accepted standards;

                               (d) From time to time upon the demand of the
                                   Lender provide or procure to be provided to the Lender such further security acceptable to the Lender having current market value not less than the then outstanding Facility;

                               (e) Ensure that the Borrower's obligations under
                                   this letter, whether actual or contingent, are not subordinated to, and that they will at all times rank at least pari passu in priority of payment and in all other respects with any other of the Borrower's unsecured obligations.

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17.   Negative
      Undertakings           : The Borrower further undertakes with the Lender
                               that the Borrower will not, unless the Lender otherwise expressly agrees in writing:

                               (a) Merge, or consolidate with or into any other
                                   corporation or take any step with a view to dissolution, liquidation or winding up;

                               (b) In any manner become or remain liable or
                                   contingently liable for any indebtedness or other obligation of any other person except as may be necessary in normal course of the Borrower's day to day business;

                               (c) Make any material change to the nature of the
                                   Borrower's business as at present carried on;

                               (d) Make any material change to the existing
                                   registered or ultimate beneficial
                                   shareholding of the Borrower.

18.   Events of Default      : All amounts advanced under the Facility will
                               become immediately due and repayable in any of the following events:

                               (a) The Borrower fails to pay any principal,
                                   interest or other costs and expenses payable to the Lender hereunder on the due date; or

                               (b) The Borrower for any reason whatsoever
                                   fails promptly to discharge any obligation under this letter to the Lender or be in breach of any undertakings (affirmative or negative) hereunder however and whenever arising; or

                               (c) Any representation or warranty by the
                                   Borrower hereunder or any information or document delivered by the Borrower to the Lender is shown to have been incorrect or misleading in any material respect when made or given; or

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                               (d) The Borrower fails to perform any
                                   obligations on its respective part
                                   contained in this letter; or

                               (e) The equitable or legal interest in any
                                   shares in the Borrower is transferred
                                   without the prior written consent of the Lender; or

                               (f) Any governmental, tax, monetary or other
                                   approval required by the Borrower as
                                   mentioned aforesaid in this letter is
                                   withdrawn or is changed in a way prejudicial to the Lender; or

                               (g) Any event occurs which constitutes or,
                                   with the passing of time or the giving of notice or both, would constitute an event of default under any other agreement to which the Borrower is a party and which would have, in the opinion of the Lender, a material adverse effect on the ability of the Borrower to perform its respective obligations under this letter; or

                               (h) A receiver is appointed of any assets or
                                   property of the Borrower or a resolution is passed or an order is made for the winding up of the Borrower or if the Borrower otherwise becomes insolvent or bankrupt under any court of law; or

                               (i) A distress, attachment, execution of other
                                   legal process is levied, enforced or sued out on or against the assets of the Borrower and in the opinion of the Lender such event has or could have a material adverse effect on the Borrower; or

                               (j) Any present or future security on or cover
                                   the assets of the Borrower becomes
                                   enforceable and in the opinion of the Lender such event has or could have a material adverse effect on the Borrower; or

                               (k) There occurs, in the opinion of the Lender,
                                   a material adverse change in the financial position of the Borrower which would prevent the Borrower

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                                   from performing in any material respect its
                                   obligations under this letter (as the case may be); or

                               (l) This letter is not in full force and effect.

                               If any of the Events of Default has occurred, then the Lender may by notice of any form to the Borrower declare that an Event of Default has occurred and that the advances under the Facility and all interest accrued thereon has become immediately due and payable whereupon:-

                               (a) the Lender shall not be required to make any
                                   further advances under this letter; and

                               (b) all amounts outstanding under the Facility
                                   shall immediately become due and payable.

19.   Waivers and Rights
      Cumulative             : No delay or omission on the part of the Lender in
                               exercising any right, power, privilege or remedy in respect of this letter shall impair such right, power, privilege or remedy, or be construed as a waiver of it, nor shall any single or partial exercise of any such right, power, privilege or remedy preclude any further exercise of it or the exercise of any other right, power, privilege or remedy. The rights, powers, privileges and remedies provided in this letter are cumulative and not exclusive of any rights, powers, privileges or remedies provided by law.

20.   Set-off                : (a) In addition and without prejudice to any
                                   general or banker's lien, right of set-off or similar right to which the Lender may be entitled, the Lender shall have the right and is hereby irrevocably and unconditionally authorized, to the fullest extent permitted by law, from time to time and at any time without notice to the Borrower (any such notice being expressly waived) to set-off and appropriate and apply any credit balance on any of the Borrower's accounts (whether subject to notice or not and whether

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                                   matured or not) with the Lender against or
                                   on account of the Borrower's obligations and liabilities hereunder.

                               (b) Where such combination, set-off or transfer
                                   requires the conversion of one currency into another, such conversion shall be calculated at the Lender's then prevailing spot rate of exchange (as conclusively determined by the Lender) for purchasing the currency in which the moneys, obligation or liabilities were due owing or incurred with the existing currency so converted.

                               (c) The rights herein conferred on the Lender
                                   are in addition and without prejudice to any rights conferred on the Lender under any security documents at any time and from time to time given in favour of the Lender.

21.   Conclusive Statement
      of Account             : (a) Any statement of account relating to the
                                   Facility signed as correct by any of the duly authorized officer(s) of the Lender shall be conclusive evidence of the Borrower's indebtedness to the Lender, save for manifest errors.

                               (b) Any opinion, determination or decision by
                                   the Lender as to any materiality, effect or otherwise howsoever relating to anything herein mentioned or referred to shall be conclusive and binding on the Borrower.

22.   Authorization to debit
      account(s)             : The Lender shall be entitled to debit at any
                               time and from time to time all or any of the interests, fees, charges, commissions, costs, expenses and other sums due and payable by the Borrower hereunder to any of the Borrower's account(s) without prior notice to the Borrower. Such sums shall be deemed duly drawn or overdrawn from the account(s) by the Borrower.

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23.   Handling Charges       : Handling charges of USD6,250.00 FLAT shall be
                               paid by the Borrower upon acceptance of this letter. Once paid, such handling charges shall not be refundable under any circumstances.

24.   Commitment Fee         : Commitment fee of 0.25% PER ANNUM on the undrawn
                               balance of the Facility shall be paid by the Borrower which is calculated on a day-to-day basis during the Availability Period. Such fee shall be payable at the end of the Availability Period.

25.   Cancellation Fee       : (a) The Borrower may cancel the whole or part of
                                   the undrawn Facility in a minimum amount of USD500,000.00 or any higher integral multiples of USD100,000.00 provided that seven (7) days' prior irrevocable written notice shall have been given to the Lender.

                               (b) A cancellation fee of 0.5% FLAT on the
                                   cancelled amount shall be paid by the
                                   Borrower on the date of cancellation.

26.   Expenses               : All expenses including but not limited to legal
                               fees, communications and other out-of-pocket expenses incurred by the Borrower in connection with this Facility or any enforcement, or attempted enforcement, of the Lender's rights under this letter, are to be borne by the Borrower on a full indemnity basis.

27.   Debt collection        : The Lender shall be entitled to employ debt
                               collecting agent(s) to collect any sum due but unpaid by the Borrower hereunder. The Borrower agrees, and acknowledges that the Borrower has been warned, that the Borrower shall indemnify and keep the Lender indemnified on a full indemnity basis against all costs and expenses which the Lender may incur in the employment of debt collecting agent(s). The Lender shall be entitled to disclose to such debt collecting agent(s) any or all information relating to the Borrower or this letter.

28.   Governing Law          : The laws of Hong Kong SAR.


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Please signify your understanding and acceptance of this offer by signing and returning the duplicate of this letter to us on or before April 17, 2000, failing which this offer shall lapse.







Should you have any queries, please do feel free to contact our Ms. Kanas Chong at 2826 6892 at any time. We are here to serve you better.


Yours faithfully,

FOR BANK OF CHINA, HONG KONG BRANCH




Authorized Signature(s)

                                         After due and careful consideration of
                                         the contents of this letter, we agree
                                         to accept the Facility and shall be
                                         bound by all the terms and conditions
                                         herein set out.




                                         ---------------------------------------
                                         Borrower:
                                         Date :


                                         Witnessed by :




                                      -13-
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                                         ---------------------------------------
                                         Name:


Encl.   (a)   Direct Debit Authorization.
        (b)   Deed of Charge Over Securities.





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